Exhibit 3.1

                      AMENDED AND RESTATED OF INCORPORATION
                           OF BASIC EMPIRE CORPORATION


Basic Empire Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby canines as follows:

A. The name of the corporation is Basic Empire Corporation. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 16, 2004.

B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Company Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C. Pursuant to Sections 242 and 245 of the General Company Law of the State of Delaware, and with the approval of the corporation stockholders having been given by written consent without a meeting in accordance with Section 228 thereof, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

D. The text of the Certificate of Incorporation is hereby amended and restated in its entirely to read as follows:


                                    ARTICLE 1

The name of the corporation is CHINA AGRITECH, INC.(the "company").

                                    ARTICLE 2

The address of the Company's registered office in the State of Delaware is 1209 Orange street, Wilmington, county of New Castle, Delaware 19801. The name of its registered agent at such address is the Corporation Trust Company.

                                    ARTICLE 3

The purpose of the company is to engage in any lawful act or activity for which corporations may be organized under the General company Law of the State of Delaware.

                                    ARTICLE 4

The Company is authorized to issue two classes of stock, designated "Common Stock" and "preferred Stock," respectively. The total number of shares that the Company is authorized to issue is 110,000,000 shares, $0,001 par value. The number of shares of Common Stock that the Company is authorized to issue is 100,000,000 shares, and the number of shares of Preferred Stock that the Company is authorized to issue is 10,000,000 shares. The Board of Directors of the Corporation is hereby authorized to provide for the issue of all or any of the remaining shares of the preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be sated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware. Effective upon filling of this Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock shall be forward split into one and fourteen one hundredths (1.14 ) shares of Common Stock.


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                                    ARTICLE 5

The Company is to have perpetual existence.

                                    ARTICLE 6

Elections of the Board of Directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Company shall so provide.

                                    ARTICLE 7

The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

                                    ARTICLE 8

1. To the fullest extent permitted by the General Company Law of the State of Delaware, as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employer of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the company.

3. Neither any amendment nor repeal of this Article (cent)0, nor the adoption of the Company's Certificate of Incorporation inconsistent with this Article (cent)0, shall eliminate or reduce the effect of this Article
     (cent)0, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article (cent)0, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                    ARTICLE 9

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of the Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

IN WITNESS WHEREOR, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by Chang Yu, Its President, effective as of March 2, 2005

                                                        BASIC EMPIRE CORPORATION

                                                     BY  /s/ Chang Yu
                                                        ------------------------
                                                        Chang Yu
                                                        President


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